Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cedara Software Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-34884, 333-100104, 333-107997, 333-40832, 333-40882, 333-107991 and 333-125386) on Form S-8 of Merge Technologies Incorporated of our report dated August 13, 2004, with respect to the consolidated balance sheets of Cedara Software Corp. as of June 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the Form 8-K of Merge Technologies Incorporated to be dated June 6, 2005.

/s/ KPMG LLP

Toronto, Canada
June 6, 2005